Exhibit 10.37

ASSET PURCHASE AGREEMENT

by and between

CASEY’S RETAIL COMPANY

(as Purchaser)

and

GAS ‘N SHOP, INC.

(as Company)

and

LARRY W. COFFEY

(as Shareholder)

Dated as of January 4, 2006

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-iii-

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 4, 2006, by and among Casey’s Retail Company (“Purchaser”), an Iowa corporation, Gas N’ Shop, Inc.(the “Company”) a Nebraska corporation, and Larry W. Coffey, individually (“Shareholder”).

WITNESSETH

WHEREAS, Company and Shareholder are engaged in the business of owning and operating convenience stores (the “Stores”) located in Kansas, Nebraska and Iowa;

WHEREAS, the Shareholder owns all of the outstanding shares of capital stock of Company and various parcels of real estate used by the Company; and

WHEREAS, Purchaser desires to purchase from Company and Shareholder, and Company and Shareholder desire to sell to Purchaser the Acquired Assets, as hereinafter defined, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“Abstract” has the meaning specified in Section 5.16(a).

“Accounts Receivable” means all accounts and notes receivable, rights to refunds, and deposits of any kind of Seller.

“Acquire”, with respect to the Purchaser, means purchase, acquire and accept the subject assets.

“Acquired Assets” means, with respect to the Locations, the Real Property owned by Seller, the Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Inventory, assignable Licenses and Permits and all other assets of Seller as of the Closing Date presently situated at, pertaining to or associated with said Locations, of every kind, nature, character, and description, whether real, personal or mixed, whether accrued, contingent or other, whether or not reflected in any financial statement of Seller, but excluding, in any such case, the Excluded Assets.

“Acquired Company Assets” means the Company’s name, logo, any and all Intellectual Property related to the Company’s name and logo and all Assigned Contracts of the Company not specific to a single Location or Locations.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller or which together with Seller is a member of a controlled group (within the meaning of Code Section 1563(a) determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C).)

“Agreement” has the meaning specified in the first paragraph of this Agreement and shall include the Exhibits and Schedules referred to herein which are incorporated herein by reference.

“Assigned Contracts” means those contracts, agreements and arrangements assigned to Purchaser by Seller hereunder and set forth in Schedule I-A.

“Basket” means One-Hundred Sixty Thousand Dollars ($160,000).

“Business” means the convenience store business of Seller conducted at the Locations, including all ancillary services and products currently sold or provided by Seller in connection therewith.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liabilities Act of 1980, as amended.

“Claim” has the meaning specified in Section 14.01.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company’s Benefit Obligations” has the meaning specified in Section 7.10(a).

“Company’s Plans” has the meaning specified in Section 7.10(a).

“Contracts” has the meaning specified in Section 7.14.

“Confidentiality Agreement” has the meaning specified in Section 9.06.

“C&R Locations” means the Locations that the Purchaser has planned to either close or to rebuild which are: Store no. 26 located in Norfolk; Stores no.s 15, 20, 52, and 79 located in Lincoln; Store no. 58 located in Stromsburg; Store no. 64 located in Grand Island; Store no. 66 located in Beloit; Stores nos. 5 and 31 located in McCook; Store no. 7 located in Holdrege; Store no. 8 located in Beatrice; Store no. 16 located in York; Store no. 18 located in Tecumseh; Store no. 24 located in Central City; Store no. 34 located in Schuyler; and Store no. 49 located in Hastings.

“DSD Product” has the meaning specified in Section 3.03.

“Employee Benefit Plan” or “Employee Benefit Plans” has the meaning specified in Section 7.10.

“Encumbrances” has the meaning specified in Section 5.01.

“Environmental Test Date” has the meaning specified in Section 6.01(h).

“Environmental Requirements” means all past and present Laws, rules, regulations, ordinances, policies, guidance documents, approvals, plans, authorizations, licenses or permits issued by any government agency, department, commission, board, bureau or instrumentality of the United States, State or political subdivision thereof, and any foreign governmental body and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including (i) Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (iii) CERCLA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; RCRA; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; and the Occupational Safety and Health Act, as amended; and (iv) any similar Law.

“Equipment and Machinery” means (i) all the equipment, machinery, furniture, fixtures and improvements, shelving, trade fixtures, business machines, pizza ovens, cash registers, refrigeration equipment, tools, tooling, spare parts, supplies, computer hardware and software, and any and all other items of equipment used by Seller in connection with the Business (including all leases of such property), (ii) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and sellers of any such item, and (iii) any related claims, credits, and rights of recovery with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning specified in Section 2.03.

“Extended Representations and Warranties” means the representations and warranties contained in Section 7.01 (Organization: Power), 7.02 (Authorization and Validity of Agreement), 7.03 (No Conflict or Violation), 7.04 (Consents and Approvals), 7.07 (Tax Matters), 7.08 (Absence of Undisclosed Liabilities), 7.16 (Compliance with Law), 7.18 (Title to the Acquired Assets and Related Matters), and 7.23 (All Material Information).

“Files and Records” means all files and records of Seller relating to the Business and the Locations, whether in hard copy or magnetic or other format including customer and supplier records, equipment maintenance records, equipment warranty information, specifications and drawings, sales and advertising material, computer software and records relating to employees to be employed by Purchaser following the Closing.

“Governmental Entity” means any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental body of any kind.

“Hazardous Materials” means (i) any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” pollutant, or contaminant under any Environmental Requirements, including CERCLA; the Superfund Amendments and Reauthorization Act, as amended; RCRA; and any analogous and applicable Law; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

“Indemnified Party” has the meaning specified in Section 14.03.

“Indemnifying Party” has the meaning specified in Section 14.03.

“Intangible Assets” means all intangible personal property rights of Seller, including without limitation, goodwill, customer lists and information, all contract rights and all rights on the part of Seller to proceeds of any insurance policies and claims on the part of Seller for recoupment, reimbursement and coverage under any insurance policies.

“Intellectual Property” means all United States patents and patent applications (whether utility, design, or plant product), registered and unregistered trademarks, service marks, trade names (including the name “Gas ‘N Shop”), logos, brands, business identifiers, private labels, trade dress (including without limitation all goodwill and reputation symbolized by any of the foregoing), rights of publicity, processes, industrial designs, inventions, registered and unregistered copyrights and copyright applications, know-how and trade secrets, and all rights with respect to the foregoing, and all other proprietary rights that Seller owns, licenses or possesses the right to use with respect to the Acquired Assets or in the conduct of the Business.

“Inventory” means all the stock-in-trade including merchandise, gasoline for sale, and supplies owned by Seller and situated at the Locations on the Transfer Date, and all rights of Seller to warranties received from its suppliers with respect to the foregoing (to the extent assignable), and related claims, credits, and rights of recovery with respect thereto.

“Law” or “Laws” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Licenses and Permits” means all governmental licenses, permits, franchises, authorizations, and approvals that relate directly or indirectly to, or are necessary for, the conduct of the Business, including without limitation, those described in Schedule 7.12.

“Locations” means all the Stores excepting the Retained Locations. The term “Location” includes land, buildings, equipment and machinery and the goodwill associated with the Business conducted at the Location.

“Material Adverse Effect,” when used with respect to Company and Shareholder, means any event, change, occurrence, condition or circumstance which has had or may have a material adverse impact on any of the Acquired Assets, the prospects, operations or financial condition of the Business conducted by Seller immediately prior to the Closing, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement.

“NLRB” has the meaning specified in Section 7.11(b).

“Permitted Encumbrances” has the meaning specified in Section 5.01.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, office, department, commission, board, bureau or instrumentality thereof.

“Personnel” means the officers, employees and/or agents of Seller whose primary place of work is at one of the Locations and those employees with supervisory responsibility for the Business.

“Policies” and “Policy” has the meanings specified in Section 7.13(a).

“Purchase Price” has the meaning specified in Section 3.01.

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” has the meaning specified in Section 5.01.

“Retained Locations” means Store no. 4 located in Hastings; Stores nos. 9, 11, 13, 14, 35 and 51, all located in Lincoln; Store no. 17 located in Scottsbluff; Store no. 25 located in Beatrice; Store no. 33 located in Alda; Store No. 48 located in Seward; Stores nos. 54 and 55 located in Sidney; Store no. 72 located in Grand Island; and Store no. 77 located in Alliance; and the Store location constructed by the Shareholder pursuant to a joint venture arrangement with David Capp at Sun Valley Blvd. and “O” St. in Lincoln, Nebraska sometimes referred to as Store No. 81.

“Seller” means the Company, the Shareholder, or both, as context of the term as used herein requires.

“Shareholder” has the meaning specified in the first paragraph of this Agreement.

“Stores” has the meaning specified in the first page of this Agreement and specifically excludes tobacco shops and any real property which is not a retail location including, but not limited to, the Company’s central office located at 701 Marina Bay Place, Lincoln, Nebraska.

“Survey” has the meaning specified in Section 5.16(d).

“Survival Date” means (1) for claims made based on an alleged breach of the Extended Representations and Warranties, the date on which the applicable statute of limitations would bar such claim, (2) for claims made based on an alleged breach of the provisions of Article VI (Environmental Matters), the applicable date set forth in the Environmental Response and Indemnification Agreement which is Exhibit 6.02, (3) for claims made based on an alleged breach of Section 13.07 (Restrictive Covenant), the date on which such covenant expires as set forth in the Non-Competition Agreement, (4) for claims made based on alleged breach of the provisions of Article V (Real Property; Location Assets), the date that is 36 months after the Transfer Date of any Location, and (5) for all other claims, the date that is twenty-four (24) months after the later of the Closing Date or the Transfer Date of any Location.

“Tax” or “Taxes” means all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes and fees), levies, imposts, fees, impositions, assessments and other governmental charges of any nature imposed upon a Person including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

“Tax Returns” means all returns, reports, information returns, and other documents (including all related and supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, or administration of any Taxes.

“Transfer” (which includes the term “Transferred”), with respect to the Seller, means to sell, convey, transfer, assign and deliver the subject assets and, with respect to Real Property and Equipment and Machinery that is leased by Seller to Purchaser pursuant to Section 3.07, the term “Transfer” shall mean the lease of such Assets to Purchaser.

“Transfer Date”, with respect to each Location, means the date designated by Purchaser for the Transfer of said Location, whether by sale or lease (pursuant to Section 3.07), and with respect to Company assets which are not situated at a Location but are Acquired Assets, the Transfer Date shall be the Closing Date.

“Transfer Period” means a period beginning with the Closing Date and ending on the third monthly anniversary of the Closing Date.

“UCC Search” has the meaning specified in Section 5.16(c).

“Unsatisfactory Exceptions” has the meaning specified in Section 5.16(e).

“Unsatisfactory States of Fact” has the meaning specified in Section 5.16(e).

“WARN Act” has the meaning specified in Section 7.11(d).

ARTICLE II. SALE AND TRANSFER OF THE ACQUIRED ASSETS

Section 2.01. Transfer of Assets. Subject to the terms and conditions herein set forth, during the Transfer Period Seller shall Transfer to Purchaser, and Purchaser shall Acquire from Seller, all of the respective rights, titles, and interests of Seller in and to the Acquired Assets, except as set forth in Section 3.07 hereof with respect to assets as to which Seller has elected to postpone the sale and to enter into a lease with the Purchaser. A list of the Acquired Assets is set forth on Schedule 2.01 hereto. The Acquired Assets are to be Transferred as follows:

A. The Company: Acquired Company Assets. All Acquired Assets other than those assets comprising, situated at, associated with or specific to the Locations shall be Transferred and Acquired as of the Closing Date, subject to the provisions of this Agreement.

B. Locations: Acquired Assets. All the Locations set forth on Schedule 2.01 hereto and the other Acquired Assets situated at, associated with or specific to each Location shall be Transferred by Seller and Acquired (or leased pursuant to Section 3.07) by Purchaser at the Purchaser’s convenience, provided all Locations are Transferred during the Transfer Period. Purchaser shall endeavor to provide Seller at least five (5) business days notice (exclusive of Saturdays, Sundays and holidays) in writing prior to the Transfer Date of each Location.

Section 2.02. Transfer Free of Encumbrances. Except as set forth on Schedule 2.02, Seller agrees that the Transfer by Seller of the Acquired Assets to Purchaser as herein provided shall be on the Transfer Date (except as set forth on Schedule 2.01), free and clear of all Encumbrances, and shall be made by appropriate deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 2.03. Certain Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Acquired Assets shall not include the following assets of Seller wherever situated (collectively, the “Excluded Assets”):

(a) all cash on hand or on deposit;

(b) all inventory at the Locations which in the exercise of good faith is not found to be of merchantable quality or which is otherwise excluded pursuant to Section 3.03;

(c) all assets of any kind or character located at, associated with or specific to the Retained Locations;

(d) all securities issued by any Person and owned by Seller;

(e) all Accounts Receivable;

(f) the Real Property of Company and Shareholder not situated at, associated with or specific to the Locations;

(j) all original copies of financial statements, Tax Returns and other financial or Tax records and information of Seller;

(k) Seller’s copies of all Files and records provided to Purchaser (Purchaser may retain the original);

(h) the stock records and minute books of Seller; and

(i) all rights, causes of action and claims of Seller under or pursuant to the terms and conditions of this Agreement.

Within a reasonable time (but not more than thirty (30) days) following the Transfer Date (except as permitted in Section 5.04), Seller shall remove all tangible personal property included in the Excluded Assets from any of the Locations. The Purchaser grants Seller the right and license to enter upon the properties or facilities of the Purchaser at reasonable times and upon reasonable notice to the Purchaser to remove the Excluded Assets as provided in the foregoing sentence.

Section 2.04. No Assumption of Liabilities. Except as set forth on Schedule 2.04, Purchaser shall not assume, and will not agree to assume or pay or perform, and Purchaser shall not be responsible for in any manner, any obligations or liabilities of Seller , direct or indirect, known or unknown, choate or inchoate, absolute, fixed or contingent.

Section 2.05. Subsequent Documentation. At any time and from time to time after the Closing Date, Seller and Shareholder shall, upon the request of Purchaser, and Purchaser shall, upon the request of Seller, promptly execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate (a) the Transfer hereunder of the Acquired Assets, (b) the performance by the parties of any of their other respective obligations under this Agreement, and (c) the purposes and intent of this Agreement.

Section 2.06. Assignment of Contracts. To the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of any other party thereto, the execution of this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Prior to the Closing, Seller agrees to obtain the consent of each such other party to the assignment thereof to Purchaser; provided, that no modification of any such Assigned Contracts shall be made without Purchaser’s prior written consent.

ARTICLE III. PURCHASE PRICE

Section 3.01. Purchase Price. As full consideration for the Acquired Assets, Purchaser shall pay Seller an aggregate amount equal to Twenty-Nine Million, One Hundred Ninety-Four Thousand United States Dollars ($29,194,000) (the “Purchase Price”) plus the value of Inventory determined in accordance with Section 3.03 hereof, below, subject to the terms and conditions of this Agreement.

Section 3.02. Allocation of the Cash Purchase Price. Purchaser and Seller agree to the following allocation of the Purchase Price between the Company and the Shareholder and among the several Acquired Assets and the Non-Competition Agreement which is Exhibit 13.07 hereto:

	(In Thousands)
	Land	Equip.	Building	Goodwill	Total Value
Allocation to the Company:
- Locations	$775	$450	$2,013	$293	$3,531
- Intangible Assets					1
- Non-Compete Agreement					5
Subtotal:					$3,537

Allocation to Shareholder:
- Locations	$3,725	$2,025	$11,604	$8,208	$25,562
- Non-Compete Agreement					95

Subtotal:					$25,657

Total Purchase Price					$29,194

Schedule 3.02 provides further breakdown as to the above allocations among the individual Locations. The Purchaser and Seller agree that the Purchase Price shall be allocated to the Acquired Assets as set forth above and on Schedule 3.02, and shall file Internal Revenue Service Form 8594 (and/or other appropriate Tax Returns) with the applicable Taxing authorities, and shall not file any amendments or take any action inconsistent with the foregoing in any audit, refund claim, Tax Return or any other administrative or judicial proceeding, pursuant to Section 1060 of the Code and underlying Treasury Regulations promulgated thereunder.

Section 3.03. Inventory; Consideration. Prior to the Transfer Date the Seller shall remove from each Location identified by Purchaser for closure, including stores nos. 5 (McCook), 7 (Holdrege), 8 (Beatrice), 15 (Lincoln), 16 (York), 18 (Tecumseh), 20 (Lincoln), 24 (Central City), 31 (McCook), 49 (Hastings) and 78 (Lincoln) all liquor, beer, pop, chips, salted snacks, breads and cakes, milk and as much of the remaining inventory received at the Location by direct store delivery from the vendor (“DSD product”) as the vendors will take back, and all inventory that is outdated or otherwise unmerchantable, or listed in Schedule 3.03 as excluded from this transaction. The purchase price of all Inventory purchased hereunder at each Location shall be determined by a physical count to be taken as of the Transfer Date of said Location, under the joint direction of the parties hereto, at the expense of the Purchaser. Inventory which in the exercise of good faith is determined to be outdated or otherwise not of merchantable quality or which is listed in Schedule 3.03 as excluded from the transaction herein contemplated shall be excluded and shall be Excluded Assets. The Inventory at each Location shall be valued, for purposes of this Agreement, as follows:

Beer and Pop (Soda) will be valued at Seller’s net cost, based on the last invoice for each product delivered to the Location.

Cigarettes and Tobacco Products will be valued at Seller’s net wholesale cost, based on Seller’s paid invoices or the wholesale supplier’s quoted price on the Transfer Date, as Seller may elect and provide suitable evidence acceptable to the Purchaser, less any manufacturer’s promotional monies (buy-down funds) attributable thereto, received or receivable by the Seller.

Coffee used for Brewing on-site will be valued at Seller’s net cost, based on the vendor’s invoice for the last delivery of each type of product received at the Location, less any discounts and promotional allowances taken by the Seller with respect thereto.

All Grocery-Category Product will be valued at a forty percent (40%) markdown from the retail price on the Transfer Date.

All DSD Product exclusive of beer and pop, including but not limited to milk, breads and cakes, chips, nuts, snacks and ice cream, will be valued at a twenty- five percent (25%) markdown from the retail price on the Transfer Date.

Gasoline and Motor Fuels at each Location will be valued at the Seller’s laid-in cost per gallon of the last delivery of each type of product received at the Location prior to the Transfer Date. Seller will provide to Purchaser paid invoices for purposes of confirming Seller’s cost.

All other inventory of products and supplies will be valued at the Seller’s cost, according to Seller’s paid invoices therefor, except as the parties may mutually agree in writing to employ a different methodology.

For purposes of the foregoing, Seller’s “cost” shall be deemed to include freight or delivery charges, if any, actually incurred by the Seller. Purchaser shall have no obligation to purchase any partial packages or opened containers of merchandise or supplies. However, the parties shall deal in good faith as to packages and containers of which the contents are themselves individually packaged.

Section 3.04 Payment. Purchaser shall make payment for the Acquired Assets by certified check or by wire transfer in immediately available funds to an account or accounts designated by Company and Shareholder as follows:

A. Inventory. The amount for the Inventory, on a Location by Location basis, will be paid within three (3) business days after the physical count and pricing have been completed. Notwithstanding anything herein to the contrary, the physical count and pricing shall be completed within two (2) business days of the Transfer Date of each Location.

B. Acquired Assets: Locations. The total amount allocated to the Acquired Assets (except Inventory) at each Location, as set forth in Schedule 3.02 hereto, net of prorated real estate taxes and other charges and credits consistent with this Agreement as are usual in real estate transactions of this kind, shall be paid upon the Transfer Date of said Location, subject to Seller’s option set forth in Section 3.07 hereof.

C. Acquired Company Assets: Not Situated At Any Location. The amount attributable to Acquired Company Assets not situated at, pertaining to or associated with a specific Location shall be paid upon the Closing Date.

Section 3.05. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article III represents fair consideration and reasonable equivalent value for the sale and transfer of the Acquired Assets and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length good-faith negotiations between the parties and their respective representatives.

Section 3.06. Taxes. Company and Shareholder shall pay (i) to the appropriate authorities all Taxes arising out of the ownership of the Acquired Assets and Excluded Assets and out of the operation of the Business on and before the Closing; and (ii) to the appropriate authorities all Taxes, including without limitation, gross and net income Taxes, and sales and use Taxes arising out of the transfer of the Acquired Assets, if any. All special assessments on the Real Property, whether or not currently due and payable, shall be paid in full by Seller on the Transfer Date. Seller shall pay all real estate and personal property taxes which become delinquent in 2005. The parties shall apply the “rural” Nebraska rule in allocating real estate and personal property taxes payable in subsequent years. All real estate and personal property taxes which would become delinquent in 2006 (as to property Transferred in 2005) shall be prorated between the Purchaser and Seller as of the Transfer Date, based on time of possession in the year of Transfer. Seller’s portion of the property Taxes shall be an amount equal to the property Taxes payable in the year of Transfer multiplied by a fraction, the numerator of which shall be the number of days in the applicable Taxing period on or before the Transfer Date and the denominator of which shall be the total number of days in the applicable Taxing period. As to property transferred in 2006, Seller’s portion of the property Taxes shall be the full amount of the Taxes which would become delinquent in 2006, plus Seller’s prorata portion of the Taxes which would become delinquent in 2007, based on time of possession in 2006, according to the foregoing formula.

Section 3.07. Seller’s Lease Option. At Seller’s option, the Seller may elect to postpone the sale of the Land, Building, Equipment and Machinery with respect to any Location for a period up to five (5) years and accept in lieu of immediate payment for sums allocated to the Land, Building and Equipment and Machinery, pursuant to Schedule 3.02, a Lease in a form attached hereto as Exhibit 3.07. The election of this option shall not diminish or otherwise change Purchaser’s obligation to pay Seller for Inventory according to Section 3.04(a) as of the Transfer Date for each Location. The monthly lease payment shall be set to return to Seller on a net basis (after all costs including real estate taxes, as provided in the Lease Agreement) an amount equal to six percent (6%) per annum on the total value of all assets (including goodwill) attributed to the Location on Schedule 3.02. Notwithstanding anything herein to the contrary, Seller, at any time, upon Seller’s option and with forty-five (45) days notice (unless Purchaser shall agree to a shorter notice period), shall have a put option (an option to require the Purchaser to buy the Location under lease) with respect to each Location at any time during the lease term. If Seller fails to exercise the put option during the lease term with respect to any or all of the leased Locations, Purchaser shall acquire said Locations at the end of each lease term for the full purchase price thereof shown on Schedule 3.02 hereof, which shall be deemed allocated among land, building, equipment and machinery, and goodwill, as set forth on said Schedule 3.02. Seller’s Lease Option shall not be applicable to the C&R Locations for a lease term or terms exceeding six (6) months in length, without the expressed written consent of the Purchaser. The foregoing notwithstanding, the Purchaser shall in all events purchase the Locations comprising stores numbers 39 and 41 on or before January 15, 2006.

Section 3.08. Purchaser’s Right of Set-Off and Hold-Back. Notwithstanding the foregoing provisions of this Article III, the Purchaser may set off against the unpaid balance of the Purchase Price from time to time remaining (including the unpaid portion of the Purchase Price attributable to Locations as to which the Seller has elected the lease option under Section 3.07) the amount of any and all Claims for which Purchaser is or may become entitled to indemnification under the provisions of Article XIV hereof, subject to the following:

(a) the said right of set-off shall be effective as to Claims arising on or before the third anniversary of the Closing Date.

(b) if the Purchaser has a Claim or Claims as so defined prior to the expiration of such three-year period, then the Purchaser may from time to time on not less than ninety (90) days’ written notice to Seller set off any amounts determined in good faith for which Purchaser is entitled to indemnification pursuant to Section 14.01 hereof. If within such ninety-day notice period Seller notifies Purchaser that Seller in good faith questions the propriety of the proposed set off by Purchaser, Purchaser shall hold any such set-off until final resolution of any dispute with respect thereto, pursuant to order of the appropriate court or other means agreed to by Purchaser and Seller.

(c) when the remaining unpaid balance of the Purchase Price has been reduced to a sum equal to $500,000 plus the aggregate amount of unsettled Claims for which notice of the intent to set off against the Purchase Price has been provided to Seller pursuant to part (b) of this Section 3.08, then no further payments shall be made by Purchaser to the Seller until the third anniversary of the Closing Date; provided, however, any amount for which notice of set-off has been provided pursuant to part (b), above, may be held until a final resolution thereof.

(d) the foregoing shall not be construed as limiting in any way the amount of Claims for which the Purchaser is or may be entitled to indemnification pursuant to Article XIV hereof or the time within which such Claim or Claims may be asserted, nor shall the foregoing be deemed to limit the Purchaser’s right of set-off under applicable statutory or common law against any or all amounts due the Seller hereunder, including but not limited to rents payable under lease agreements entered into pursuant to Section 3.07 hereof.

(e) the assertion by Purchaser of any right of set-off hereinabove provided shall not authorize the Seller to refuse to deliver possession of any Acquired Assets to the Purchaser or to execute any lease agreement, warranty deed, or other instrument of conveyance to which the Purchaser may be entitled hereunder, and Seller shall execute and deliver the same to Purchaser as though the amount withheld or set off had been paid in full.

ARTICLE IV. CLOSING

Section 4.01. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at One Convenience Boulevard, Ankeny, Iowa, 50021, at 10:00 A.M. local time on January 11, 2006, or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the “Closing Date”).

Section 4.02. Deliveries by Seller. At the Closing, Company and Shareholder shall deliver to Purchaser executed copies of the following agreements, documents and other items:

(a) A Bill of Sale and other instruments of assignment transferring all of the Acquired Company Assets in the form attached hereto as Exhibit 4.02(a):

(b) A Bill of Sale and with respect to Real Property, a Warranty Deed, in the form attached hereto as Exhibit 4.01(b), of all the Acquired Assets as to which Purchaser determines that the Transfer Date and Closing Date shall coincide;

(c) Possession of the Acquired Assets referred to in paragraphs (a) and (b) immediately above;

(d) If applicable, the Leases by and between Shareholder and Purchaser in the form attached hereto as Exhibit 4.02(d);

(e) Copies of all the corporate resolutions adopted by the Board of Directors and the Shareholder of Company authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(f) An Assignment Agreement in the form attached hereto as Exhibit 4.02(e):

(g) Copies of each consent, waiver, authorization and approval required pursuant to Section 7.04 of this Agreement;

(h) Certificate of Good Standing or Existence of the Seller issued by the appropriate Secretary of State or other appropriate Governmental Entity of the jurisdiction of its incorporation, dated within thirty (30) days of the Closing;

(i) Certificates of the Seller pursuant to Section 12.02 of this Agreement;

(j) Certificates of the Seller pursuant to Section 12.03 of this Agreement;

(k) The Noncompetition Agreement by and between Purchaser and Seller and Shareholder in the form attached hereto as Exhibit 4.02(k);

(l) Certificate signed by an officer of the Seller acknowledging delivery by Purchaser of the items set forth in Section 4.03 of this Agreement; and

(m) Copies or originals of all documents and records in possession of the Seller relating to the Assigned Contracts.

Section 4.03. Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following agreements, documents and other items:

(a) the portion of the Purchase Price payable in accordance with Section 3.04:

(b) Copies of all corporate resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and all agreements contemplated hereby and the consummation of the transactions hereby and thereby, certified to be true and complete and in full force and effect by the corporate secretary;

(c) If applicable, the Leases by and between Purchaser and Seller in the form attached hereto as Exhibit 4.02(d):

(d) Certificates of the Purchaser pursuant to Section 11.02 of this Agreement;

(e) Certificates of the Purchaser pursuant to Section 11.03 of this Agreement;

(f) The Noncompetition Agreement by and between Purchaser and Seller and Shareholder in the form attached hereto as Exhibit 4.02(k): and

(g) Certificate signed by an officer of the Purchaser acknowledging delivery by Seller of the items set forth in Section 4.02 of this Agreement.

ARTICLE V. REAL PROPERTY; LOCATION ASSETS

Section 5.01. Real Property. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company and Shareholder jointly and severally represent and warrant to Purchaser as follows:

Schedule 5.01 sets forth a list of all real property that constitute Acquired Assets owned by Company and/or Shareholder, including real property in which Company or Shareholder holds an option to purchase exercisable on or before the applicable Transfer Date (“Real Property”). The Seller shall exercise its option to purchase the Real Property comprising store no. 22 in Crete, Nebraska and shall hold the fee title thereto as of the Transfer Date with respect to said Location. Real Property includes active underground storage tanks and gasoline dispensers, storage sheds and canopies. Except as set forth in Schedule 5.01, Company and Shareholder have good and merchantable title to the Real Property, free and clear of all liens, (statutory or other) leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way and other encumbrances of any kind or nature whatsoever (collectively, “Encumbrances”), other than the following (collectively, the “Permitted Encumbrances”):

(a) the provisions of all applicable zoning Laws;

(b) liens for current real estate taxes not delinquent; and

(c) the Encumbrances listed on Schedule 5.01.

Except as set forth on Schedule 5.01. none of the Real Property is subject to any lease or grant to any Person of any right to the use, occupancy or enjoyment of such property or any portion thereof. The Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any respect interfere with or impair the present and continued use thereof as currently used by Seller in the conduct of the Business. There are no pending or, to the knowledge of Company or Shareholder, threatened condemnation proceedings relating to any of the Real Property.

Section 5.02. Leases, Licenses Terminated. On or before the applicable Transfer Date, Seller shall terminate and record suitable evidence of termination of the following leases, licenses or similar agreements granted by the Seller, permitting a third party or parties to occupy, use, or conduct business operations upon the Locations:

(a) leases or other agreements granting to one or more third parties the right to operate Subway sandwich shops on the premises of store no. 53 in Seward, Nebraska and store no. 32 in Waverly, Nebraska.

(b) a lease granting to a third party the right to operate a Zippy Lube Shop in a facility on the Real Estate comprising store no. 26 at Norfolk, Nebraska (except as the Purchaser may agree that the lessee may continue to operate the said Zippy Lube Shop for a period of time not to exceed four (4) months following the Transfer Date).

(c) a franchise agreement pursuant to which Seller was granted a franchise to establish and operate a Blimpie’s sandwich shop on the premises of the Location known as store no. 80 at Ottawa, Kansas.

All costs associated with the termination of such leases or other agreements shall be borne by the Seller, and the Seller shall protect, defend, hold harmless and indemnify the Purchaser from any costs, damages, claims or liability of any kind arising out of said terminations.

Section 5.03. Right of First Refusal Released. Seller further acknowledges that the Location known as store no. 80 in Ottawa, Kansas is subject to a Right of First Refusal in favor of Ottawa Cooperative Association, from whom the Seller acquired the said Location, to purchase the said Location in the event of subsequent sale. Seller will obtain the release of the said Right of First Refusal and record suitable evidence thereof, and will bear all costs of obtaining such release and will hold harmless and indemnify the Purchaser from any and all costs, damages, claims or other liability in connection therewith.

Section 5.04. Transfers Delayed. It is agreed that in the event any of the leases, licenses or other agreements referred to in Section 5.02, above or the Right of First Refusal referred to in Section 5.03, above have not been terminated or released, as appropriate, as of the end of the Transfer Period, then notwithstanding Section 2.01 hereof, the Location(s) subject thereto shall not be transferred to the Purchaser and payment therefor shall not be made until such time as the Seller has fully complied with the provisions of said sections 5.02 and 5.03 with respect to such Location(s). The Seller agrees that in all events the Seller shall have fully complied with the provisions of Section 5.02(a) on or before August 31, 2006; that Seller shall have fully complied with the provisions of Section 5.02(b) on or before March 31, 2006; and that Seller shall have fully complied with the provisions of Sections 5.02(c) and 5.03, above, on or before March 31, 2006.

Section 5.05. Debranding; Removal of Signage. As of the Transfer Date the Seller shall have terminated any and all agreements with producers and/or distributors of gasoline and other motor fuels requiring that Seller purchase specified or determinable quantities of such products at prices or according to pricing formulas specified, with respect to each of the Locations, including but not limited to agreements with CENEX, Phillips 66, Conoco- Phillips, or Sinclair, or requiring that any Locations be branded in the name of any of such suppliers or offer for sale the products thereof. As of said Date, or within a reasonable time thereafter, as the parties may agree, the Seller shall have removed from each of the Locations any and all CENEX, Phillips 66, Conoco- Phillips or Sinclair signage, products, imaging, trade dress or other visible indications that the Locations or any of them are or were branded CENEX, Phillips 66, Conoco- Phillips or Sinclair, and shall have terminated any and all branding, signage and other agreements with said companies with respect to such Locations. The Seller shall cooperate with the Purchaser on the timing of signage removal, to assure that removal occurs when and as the Purchaser’s replacement signage is available and ready for installation. The parties will, whenever possible, employ the same contractor to perform both removal of existing signage and installation of replacement signage. Seller will bear responsibility for and the cost of the handling and disposition of removed signage. Seller shall protect, defend, hold harmless and indemnify the Purchaser against any and all costs, claims, damages or liability of any kind arising out of such contract terminations and signage removal. Seller’s obligation under this Section 5.05 to remove and dispose of signage is limited to branded signage of one or more of the aforementioned petroleum companies, and in the event Seller and Purchaser employ a single contractor to perform both signage removal and installation at a single Location, Seller’s liability for the contractor’s services shall be the actual reasonable charges for removal and handling of removed signage on site, not to exceed $750.00, however.

Section 5.06. Palmyra Site Subdivided. The parties acknowledge that the Palmyra Location is part of a larger tract that includes a number of storage units owned by the Shareholder, which the Shareholder will retain. The parties agree that the said tract of land will be subdivided so as to separate the land, Building, Equipment and Machinery, signage and other improvements comprising and used in connection with the business of Gas ‘N Shop store no. 76 from that portion of the said tract improved with storage units and/or used in connection with the operation of Shareholder’s storage unit business. If the foregoing can be accomplished by setting over to the Purchaser Lot One (1) of the Replat of Royal Subdivision and allowing the Seller to retain Lots Two (2) and Three(3) of said Subdivision, then the parties will so divide the Palmyra Location. The parties further agree that to the extent the two said businesses currently share highway access approaches and drive areas leading thereto, utility lines passing over or through one of the subdivided parcels serve the other parcel (or both), the parcels share common water detention facilities or drainage structures, and to the extent structures, improvements or signage located on one of the parcels serve the business conducted on the other parcel, the Shareholder and Purchaser will grant suitable cross-easements to allow the continued maintenance of the same and will provide in an appropriate easement agreement for the sharing of responsibility and costs for the maintenance of, and activities conducted upon, areas of common use.

Section 5.07. Elevated Pylon Sign at Hastings. The parties acknowledge that Gas ‘N Shop store no. 38 at Hastings, Nebraska is served by an elevated pylon sign owned by the Seller, situated on or near State-owned land and constructed and operated pursuant to an agreement with the Nebraska Department of Transportation (NDOT), which pylon sign includes a digital display of information concerning the store’s products and prices and receives electric power from a source within the store Location. As of the Transfer Date with respect to store no. 38, the Seller will assign to Purchaser all of its rights in, to, and under any written agreement with NDOT, including any easements for the right of entry upon State-owned property for maintenance of the same and for the installation, maintenance and repair of the electric service line and any other utility lines serving the said pylon sign.

Section 5.08. Leased Advertising Signs. The parties acknowledge that the Seller has granted to one or more third parties, including TLC Properties, Inc., among others, certain leases or easements including the right to construct, maintain and operate outdoor advertising structures at certain Locations, including store no. 64 in Grand Island. As of the Date of Transfer as to each of said Locations the Seller will assign and transfer to Purchaser all of its rights and interests in, to and under any written agreements pursuant to which Seller has any rights to periodic payments or other performance due from the lessee or licensee thereunder.

Section 5.09. Satellite Dishes. The parties acknowledge that some of the Locations are equipped with a satellite dish and related equipment for the receipt and transmission of electronic data. Seller represents that the satellite dishes attached to Nebraska Locations are owned by the Nebraska Lottery Commission and are used exclusively for lottery purposes. The satellite dish attached to the Ottawa, Kansas Location is owned by CENEX and is used for purposes determined by CENEX. Each of the said dishes is the subject of a written agreement between the owner thereof and the Seller. At Purchaser’s option, the Seller will terminate any or all such agreements, provide the Purchaser suitable evidence of termination, and will hold harmless and indemnify the Purchaser from and against any and all costs, claims, actions, damages or other liability by reason of such termination.

Section 5.10. Automatic Teller Machines. Schedule 5.10 hereto is a complete listing of all Locations equipped with an Automatic Teller Machine (ATM). The Seller warrants that all ATMs situated at the Locations and used in connection with the Business thereof, except as indicated in Schedule 5.10, are owned by the Seller and are maintained and serviced by Pinnacle Bank pursuant to a written agreement. At the Purchaser’s option the Seller will assign and transfer to the Purchaser its rights and interests under any leases or service agreements with respect to said ATMs, or will terminate the same and hold Purchaser harmless with respect thereto.

Section 5.11. Company/Shareholder Leases Terminated. As of the Transfer Date the Seller shall have terminated and recorded suitable evidence of termination of each Lease pursuant to which the Shareholder has leased to the Company a Location or Locations and/or any Equipment and Machinery located thereon.

Section 5.12. Purchaser’s Option to Buy Stores Nos. 48 and 51. From and after the Closing Date the Purchaser shall have an option to Acquire the assets comprising Gas ‘N Shop stores numbers 48, situated in Seward, Nebraska, and 51, situated in Lincoln, Nebraska, which option shall be effective for a period of one (1) year. If the

Purchaser exercises such option with respect to either of said Locations, then the price and allocation thereof shall be as set forth in Schedule 5.12 hereto, and in all other respects the terms of sale with respect to the Acquired Locations as set forth in this Article V shall apply, except to the extent such provisions are date-specific. The Seller may elect to lease the Location comprising Store No. 48 according to the provisions of Section 3.07 hereof. Seller shall not, prior to expiration of the said one-year option period, impose upon said Locations any encumbrances or leases not in effect as of the Closing Date, except that Seller may grant expanded (more space but not term) leasehold rights to Subway with respect to Store No. 48.

Section 5.13. Conformity of the Real Property. Company and Shareholder jointly and severally represent and warrant to Purchaser as follows:

All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Property conform in all respects to applicable Laws, including, inter alia, those related to zoning, use and construction, and all Real Property is zoned for the purposes for which it is presently used by the Seller. All such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear, and no condition exists which interferes with the economic value or use thereof.

Section 5.14. Equipment and Machinery. Company and Shareholder jointly and severally represent and warrant to Purchaser as follows:

(a) Schedule 5.14(a) sets forth a list of, or otherwise describes, all material Equipment and Machinery included in the Acquired Assets. Except as set forth in Schedule 5.14(a), Seller has good title, free and clear of all Encumbrances (other than the Permitted Encumbrances) to the Equipment and Machinery listed. Except as set forth on Schedule 5.14(a), Seller holds good and transferable leasehold interests in all Equipment and Machinery leased by it, in each case under valid and enforceable leases.

(b) The Equipment and Machinery are in good operating condition and repair (except for ordinary wear and tear), are sufficient for the operation of the Business as presently conducted, and are in conformity in all respects with all applicable Laws or other requirements.

(c) Except as provided hereafter or in Schedule 5.14(c), no Equipment is kept, used, maintained or operated on the Real Property pursuant to a lease or other contract or understanding with a third party which is not terminable at will or upon sale of the Real Property to Purchaser. At Purchaser’s request, the Seller will direct the owner(s) of any Equipment not owned by Seller to be removed from the Locations as of the Closing Date.

Section 5.15. Inventories. Company and Shareholder jointly and severally represent and warrant to Purchaser that all items of Inventory included in the Acquired Assets consists and shall consist on the Transfer Date of a quality and quantity usable and saleable in the ordinary course of the Business. All Inventory (other than Inventory in transit in the ordinary course of the Business) is located at the Locations.

Section 5.16. Title Evidence. As evidence of title to and condition of the Real Property, Seller or Shareholder shall obtain and deliver to Purchaser, within twenty (20) days after the date hereof:

(a) Abstract: Unless the Company or Shareholder has elected to provide title evidence as to some or all of the Real Property in the form of title insurance pursuant to part (b) of this Section 5.16, then the Company or Shareholder, at Company’s or Shareholder’s expense, shall promptly obtain an abstract (the “Abstract”) or abstracts of title to the Real Property continued and certified through the date of this Agreement, and shall deliver same to Purchaser for examination by Purchaser’s attorney. Each abstract shall show merchantable title in the Company or Shareholder in conformity with this Agreement, applicable law, and prevailing title standards in the State where the Real Property is situated, subject only to easements, covenants and restrictions of record which are acceptable to, and are approved by, Purchaser’s examining attorney. The Company or Shareholder shall have a reasonable time to correct any title objections or deficiencies which may be found to exist and to satisfy the title requirements of Purchaser’s attorneys. Company or Shareholder shall bear the cost of any additional abstracting and title work due to any act or omission of the Company or Shareholder prior to Closing, including transfers by operation of law. If the Company or Shareholder are unable to produce marketable title in conformity with the foregoing within a reasonable period of time, then, in addition to any other remedies available under applicable law, Purchaser shall have the option to declare this Agreement null and void. The abstracts of title as to each separate parcel shall become the property of the Purchaser when the Purchase Price is paid in full.

(b) Title Insurance: If the Company or Shareholder has elected not to provide title evidence as to some or all of the Real Property in the form of Abstracts of Title pursuant to part (a) of this Section 5.16, then the Company or Shareholder shall promptly provide to the Purchaser a commitment for an owner’s title insurance policy in a form acceptable to Purchaser insuring title to the Real Property comprising each of the Locations for a sum equal to that portion of the total Purchase Price of such Location attributable to land and buildings, as set forth in Section 3.02, unless the parties have agreed upon a lower level of coverage. Purchaser shall have a reasonable time after receipt of the commitment to submit written title objections to the Company or Shareholder. The Company or Shareholder shall have a further reasonable time to correct any title objections or deficiencies which may be found to exist and to satisfy all requirements of this commitment. If the Company or Shareholder is unable to produce marketable title in conformity with this Agreement within a reasonable period of time, then in addition to any other remedies available under applicable law, Purchaser shall have the option to declare this Agreement null and void with respect to the Location or Locations at issue and the Purchase Price shall be adjusted in conformity with the Purchase Price allocation to the Location(s) set forth on Schedule 3.02.

(c) UCC Search: A Uniform Commercial Code search against Seller from the Office of the Secretary of State of the appropriate state and county, if required, as of a current date, together with complete copies of all documents which are shown as exceptions therein (the “UCC Search”) and which would affect the title to any of the Acquired Assets.

(d) Survey: Seller shall provide to the Purchaser prior to the closing all originals or copies (if originals are not available) of any and all survey maps, drawings or plats of survey of Real Property in Seller’s possession. If requested by Purchaser, Seller shall provide to purchaser a copy of a staked survey of any of the Real Property made in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping, and meeting the accuracy requirements of a Class A Survey, as defined therein, by a registered engineer or surveyor satisfactory to Purchaser, certified to Purchaser and, if applicable, the Title Insurer as of a current date, containing an exact perimeter legal description of the Land showing the topographic contours of the Land and the exact gross and net acreage of the Land (the “Survey”).

(e) Reports: Within ten (10) days after receipt of the Abstract or Title Insurance Commitment, the UCC Search and any Survey, Purchaser shall give Seller copies of the same. Seller shall, at its sole cost and expense, cause any exceptions enumerated in the Abstract or Title Insurance Commitment or the UCC Search not expressly waived or accepted by the Purchaser (“Unsatisfactory Exceptions”) to be released, and any states of fact shown on the survey unsatisfactory to the Purchaser (“Unsatisfactory States of Fact”) to be corrected and any requirements of the Purchaser to be satisfied, or shall make arrangements therefor satisfactory to Purchaser, no later than seven (7) days prior to the Transfer Date. Whether or not the transactions provided for and contemplated by this Agreement are consummated, all costs and expenses of obtaining the Abstract(s) or Title Insurance and any new Survey shall be borne equally by the Seller and Purchaser, and the costs of obtaining the UCC Search shall be borne solely by Seller. Charges of any title insurance company for closing services in connection with this Transaction shall be shared equally by the Seller and Purchaser.

ARTICLE VI. ENVIRONMENTAL MATTERS

Section 6.01. Environmental Compliance. As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company and Shareholder jointly and severally represent and warrant to Purchaser as follows:

(a) Except as set forth in Schedule 6.01(a), no material amount of Hazardous Material has been disposed of, spilled, leaked or otherwise released on any Real Property nor has any material amount of Hazardous Material come to be located in the soil, surface water or groundwater on or below any Real Property or Leased Real Property. Except as set forth in Schedule 6.01(a) since the applicable Environmental Test Date, no material amounts of Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used or otherwise handled by Sellers on any Real Property. There is no material condition affecting any Real Property known to Sellers which is in violation of any Environmental Requirement.

(b) Except as set forth in Schedule 6.01(b), Seller is in compliance and has complied in all material respects with all federal, state and local Environmental Requirements and has not been cited for any violation of any such Environmental Requirements. No material capital expenditures will be required for compliance with any applicable Environmental Requirements presently in effect. Except as set forth in Schedule 6.01(b), there is no pending investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding known to Seller by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, the use of underground storage tanks by Seller or the violation of any Environmental Requirement. Except as set forth in Schedule 6.01(b), Seller has received no notice or other communication concerning any past, present or future events, actions or conditions which under present Law may give rise to any liability of Seller relating to the presence of Hazardous Materials on the Real Property or on the real property of any Person. Seller has no agreement with any Governmental Entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

(c) The Seller and Shareholder represent to Purchaser that, except as hereinafter specifically provided otherwise, the following are true or will be true as of the Transfer Date, as to each parcel of Real Property and the improvements, fixtures and Equipment included therein:

(i) all storage tanks, lines, pumps, and related systems and facilities in which gasoline, gasohol, or other motor fuels are stored, transferred, or dispensed on the Real Property are in good working condition, ordinary wear and tear excepted, and the same do not leak and have not suffered any damage which might produce a leak or spillage of fossil fuel into the environment which has not been repaired or corrected.

(ii) no third party has or alleges any claim for damages due to a spillage or release of gasoline, gasohol or other motor fuel or any hazardous substance or pollutant into the environment on, about, or from the Real Property.

(iii) no material spillage, loss, escape or release of gasoline, gasohol or other motor fuel or any hazardous or controlled substance or pollutant has occurred on the Real Property which has not been fully remediated or corrected, except as otherwise disclosed herein.

(iv) the Real Property and Leased Real Property and the groundwater therein are not contaminated with any hazardous or controlled substance, material or pollutant, including gasoline and its byproducts, to the extent that cleanup, monitoring or other corrective or investigative action or assessment is required under applicable Federal, state or local environmental laws or regulations.

(d) Any and all underground fuel storage tanks located on the Real Estate have been duly registered with the Kansas Department of Health and Environment (KDHE), the Nebraska State Fire Marshall, or the Iowa Department of Natural Resources (IDNR), as appropriate, and that all taxes, fees, penalties, and other charges by reason thereof have been paid in full. If not, then the Company or Shareholder will take all steps necessary to assure that all such tanks are duly registered and that all taxes, fees, penalties and other charges payable in order to bring the Real Property into compliance with all such registration laws and/or regulations have been paid in full, as of the Closing Date.

(e) Only the Iowa Real Property is presently insured pursuant to a policy or policies providing coverage against losses, liability or the expenses of remediation, investigation, assessment or monitoring due to the presence of contamination of the soil or groundwater by gasoline, its by-products, or hazardous or controlled substances or pollutants; that all premiums for such coverage through the Closing Date have been paid; and that Seller’s or Shareholder’s policies of insurance will be in full force and effect as of the Closing Date hereunder. At Purchaser’s option, the Seller or Shareholder will assign and transfer to Purchaser, as of the Closing Date, the Seller’s or Shareholder’s rights, entitlements, benefits and interest in, to, and under such policy or policies of insurance provided through PMMIC and any other policy, contract, plan or program providing similar coverage or benefits, including any environmental remedial/corrective fund or program of any state or government agency such as the Nebraska Title 200 Petroleum Release Remedial Action Fund; provided, however, that any such assignment or transfer does not work a termination of the Seller’s or Shareholder’s rights to coverage for, or benefits payable with regard to, losses occurring or claims arising prior to the effective date of the assignment.

(f) As of the Closing Date, the Real Property and all fuel storage tanks, lines, dispensers and related systems and facilities included therein will be in material compliance with all applicable rules and regulations of the Kansas Department of Health and Environment (KDHE), Nebraska State Fire Marshall, the Iowa Department of Natural Resources (IDNR), any other state agency(ies) having jurisdiction of the same, and the U.S. Environmental Protection Agency (EPA), and that all leak detection devices, overfill and spill protection systems, monitoring wells and other equipment or facilities then required to be in place and operative under such rules, regulations and all applicable laws will be installed and operating properly as of the closing Date.

(g) The Seller and Purchaser acknowledge that previous to the execution hereof the Purchaser has caused, and prior to the Closing Date may again cause, tests to be conducted of any or all fuel storage tanks, lines and related facilities to determine if the same are tight and do not leak. The initial tests were conducted by Tanknology, Inc. The cost of any such tests shall be borne by the Purchaser. However, if any repairs or other work is necessary to gain access to the equipment or facilities tested or to render the same fit for testing, Company or Shareholder will arrange and pay for the same or will reimburse Purchaser the actual reasonable cost thereof. Purchaser shall have no responsibility for any repairs, corrections or replacements indicated by the test results to be necessary or advisable, however.

(h) The Seller and Purchaser acknowledge that previous to the execution hereof the Purchaser has caused, and prior to the Closing Date shall have the further right and option to cause, tests of the soil and groundwater to the Real Property to be conducted by a qualified testing agency and/or laboratory to determine whether contamination from gasoline or any hazardous or controlled substance(s) or pollutant(s) may be present. The initial tests were conducted by Sunbelt Environmental. The cost of such tests will be borne by the Purchaser. The date as of which such tests of the soil and groundwater were completed at each Location is referred to herein as the “Environmental Test Date” as to such Location. Any clean-up or other investigative, corrective or remedial procedures which may be indicated as necessary as a result of such tests will be the responsibility of the Company or Shareholder, subject to the remaining provisions of this Agreement. Notwithstanding the foregoing, the Seller and the Purchaser shall each have the right to rescind this Agreement as to any Location in the event tests of such Location reveal the presence of contamination requiring clean-up or other corrective or remedial procedures, including monitoring, under applicable laws or regulations; provided, however, that the Seller or Shareholder shall not be entitled to so rescind if, within ten (10) days following receipt of Seller’s or Shareholder’s notice of rescission, Purchaser elects to acquire the subject Location notwithstanding a finding of contamination, pursuant to part (k) of this Section 6.01, or to waive in writing its right of rescission hereunder and agrees to accept the said Location in its current environmental condition.

(i) Purchaser shall have the further right to rescind this Agreement and terminate its obligations hereunder as to any Location, at any time prior to the Closing Date, in the event that any test, inspection or investigation reveals that the tanks, fuel lines, dispensers, and other fuel-handling facilities are not in fact as represented in part (c) of this Section 6.01 (and are not satisfactorily repaired or corrected by the Seller prior to the Closing Date), or that any other matter the Seller in part (c) of this Section 6.01 has represented as true, with respect to third-party claims, spills, losses or releases of motor fuel or any hazardous or controlled substance or pollutant on the Location, or contamination of the Location and/or the groundwater therein is in fact untrue in any material respect.

(j) The Purchaser has made available to Seller the reports of soil and groundwater tests conducted pursuant to Section 6.01(h) hereof. The disclosures made by Company and/or Shareholder in Schedule 6.01(j) are a complete and accurate statement of the significant environmental histories of the Real Property comprising each Location, as known to the Seller and based on a prudent inquiry and investigation conducted by them, and the only known contamination or pollution on any of the Real Property in addition to that reflected in the reports of Purchaser’s environmental consultant(s) is as set forth in said Schedule 6.01(j).

(k) If Purchaser elects to close this transaction as to a particular Location notwithstanding a finding that some or all of the Real Property comprising said Location is or may be contaminated, then in that event the Seller shall not be entitled to rescind Seller’s obligations under this Agreement with respect thereto, but shall assign and transfer (provided such benefits and coverage are assignable) to Purchaser all their rights and interest in, under and to any program, policy, plan or fund described in part (e) of this Section 6.01 and covering against contamination-related hazards as to such Location for losses, damages, remediation obligations, or liability and/or any other state insurance program, commercial insurance policy, or other reputable and fiscally sound entity, plan or program providing collectible benefits and all benefits receivable thereunder; and Seller shall have no further duty to Purchaser with respect to the contamination present on the Location, and Purchaser shall be solely responsible therefor. In such event, Purchaser shall not be required to reimburse Seller the amount of any deductible or co-payment amount incurred to date under any program, contract, plan or policy providing insurance benefits with respect to the subject Real Property. If such benefits and/or coverage are not transferable or assignable, then Seller will retain their insurance coverage as an insured or additional insured and will perform all required cleanup, remediation, monitoring or other work and file claims for and collect all available insurance proceeds or other benefits receivable and apply the same to the cost thereof, for the mutual benefit of the Company or Shareholder and Purchaser.

(l) The Seller hereby authorizes Purchaser to obtain from Seller’s environmental consultants or contractors, KDHE, the Nebraska State Fire Marshall, the IDNR, and any other State, Federal, or local agency(ies) having jurisdiction of matters related to contamination of the Real Property, any and all information which may be available concerning the environmental history of the Real Property, tests or investigations performed on the Real Property and the results thereof, remediation and/or monitoring performed or to be performed, and the reports, findings and/or opinions of such consultants, contractors or agencies concerning the same; and the Seller will execute appropriate forms of consent authorizing representatives of such consultants, contractors or agencies to discuss the foregoing matters with representatives of Purchaser and Purchaser’s consultant(s).

Section 6.02. Environmental Response and Indemnification Agreement Executed. As of the Closing Date the Seller and Purchaser shall execute an Environmental Response and Indemnification Agreement in the form of Exhibit 6.02, setting forth the respective rights, responsibilities and obligations of the parties with respect to contamination of the soil and/or groundwater at the Locations which occurred before the Transfer Date of each Location (“Pre-Transfer Contamination”), as well as contamination occurring after the applicable Transfer Date (“Post-Transfer Contamination”).

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF

SELLER AND SHAREHOLDER

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company and Shareholder jointly and severally represent and warrant to Purchaser as follows:

Section 7.01. Organization: Power. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska. Company is also qualified to do business and is in good standing in the States of Iowa and Kansas and is not required to be qualified as a foreign corporation in any other state or jurisdiction.

Section 7.02. Authorization and Validity of Agreement. The Company has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets, to carry on the Business as it is now being conducted, and to enter into, execute and deliver this Agreement and all agreements contemplated hereby, to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement. Shareholder has the legal capacity and authority to enter into this Agreement and to carry out his obligations hereunder and thereunder. The execution and delivery of this Agreement by Company and Shareholder and the consummation by Company and Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Company and Shareholder, and no other corporate or other proceedings on the part of Company or Shareholder are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Company and Shareholder and constitutes the legal, valid and binding obligation of the Company and Shareholder, enforceable against Company and Shareholder in accordance with its terms and conditions.

Section 7.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Company and Shareholder do not and shall not: (a) violate or conflict with any provision of the articles of incorporation, bylaws or other governing document of Company, (b) violate any provision of Law of any Governmental Entity applicable to Company, Shareholder or the Business; (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, license, consent order or other instrument or obligation to which Company or Shareholder is a party, or by which Company’s or Shareholder’s assets or properties may be bound; or (d) result in the imposition of any Encumbrance or restriction on the Business or any of the Acquired Assets.

Section 7.04. Consents and Approvals. Schedule 7.04 sets forth a list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any Governmental Entity required in connection with the execution and delivery of this Agreement by Company and Shareholder or the performance by Company and Shareholder of their obligations hereunder.

Section 7.05. Financial Information. Each income statement (by Location) for the calendar years 2002, 2003 and 2004 plus the first nine months of 2005, and all other financial information provided by Seller to Purchaser with respect to the Business of the Locations, including but not limited to, gross sales, gas sales (the number of gallons of gasoline ), prepared food sales, Tobacco sales and other inside sales, for periods preceding the Closing Date, including, without limitation, the aforementioned calendar years plus the first nine months of 2005, is accurate and not misleading.

Section 7.06. Absence of Certain Changes or Events. Except as set forth on Schedule 7.06, since June 20, 2005, Seller and Shareholder have operated the Business at the Locations in the ordinary course consistent with past practice and there has not been any:

(a) Material Adverse Effect;

(b) (i) except for normal periodic increases in the ordinary course of the Business consistent with past practice, increase in the compensation payable or to become payable to any Personnel at the Locations engaged in the Business, (ii) bonus, incentive compensation, service award or other like benefit granted, made, or accrued, contingently or otherwise, for or to the credit of any Personnel at the Locations engaged in the Business, (iii) employee welfare, pension, retirement, profit-sharing, or similar payment or arrangement made or agreed to by Seller for any Personnel at the Locations engaged in the Business other than in the ordinary course of the Business, or (iv) new employment agreement with any Personnel at the Locations engaged in the Business to which Seller is a party;

(c) addition to or modification of any employee benefit plan, arrangement, or practice described in Schedule 7.10 other than (i) the extension of coverage to other employees of Seller who became eligible after June 20,, 2005, or (ii) changes required by Law;

(d) sale, assignment or transfer of any of the assets or properties of Seller used in the Business and situated at the Locations except in the ordinary course of the Business consistent with past practice;

(e) execution and delivery, amendment, cancellation or termination of any contract, license or other instrument material to the Business involving the Locations;

(f) with respect to the Locations, capital expenditure or the execution of any lease or any incurring of liability therefor in connection with the Business involving payments in excess of $10,000 in the aggregate;

(g) with respect to the Locations, failure to repay or discharge any material obligation or liability;

(h) with respect to the Locations, failure to operate the Business in the ordinary course or to preserve the Business intact, to keep available to Purchaser the services of the Personnel and to preserve for Purchaser the goodwill of Seller’s dealers, suppliers, customers and others having business relations with it;

(j) revaluation of any of the Acquired Assets;

(k) damage, destruction or loss (whether or not covered by insurance) affecting the Acquired Assets or the Business;

(l) mortgage, pledge or other encumbrance of any of the Acquired Assets;

(m) agreement to do any of the foregoing; or

(n) other event or condition of any character which in any one case or in the aggregate has had or may have a Material Adverse Effect on the Business as conducted at the Locations.

Section 7.07. Tax Matters. Seller has duly and timely filed all Tax Returns required to have been filed with any federal, state, local or foreign Taxing authority on or before the Closing Date and has timely paid all Taxes due and payable by Seller on or before the Closing Date, whether or not shown on such Tax Returns. Seller has set up reserves or accruals which are adequate for the payment of all Taxes for all periods through the Closing Date. No Taxing authority has asserted any claim against Seller for the assessment of any additional Tax liability or initiated any action or proceeding which could result in such an assertion. Seller has made all withholding of Taxes required to be made under all applicable Laws and regulations, including without limitation, withholding with respect to sales and use Taxes and compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate Taxing authorities. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code or of Sub-Chapter A or Chapter 3 of the Code, or of any other comparable provision of Law.

Section 7.08. Absence of Undisclosed Liabilities. Except as set forth on Schedule 7.08, the Acquired Assets will be conveyed to Purchaser pursuant to this Agreement free and clear of all Encumbrances.

Section 7.09 Intellectual Property. All Intellectual Property owned by Seller and material to the Business is listed on Schedule 7.09. Except as set forth on Schedule 7.09, all Intellectual Property material to the Business is owned by Seller, free and clear of all Encumbrances, and is in good standing, is duly authorized, validly issued and enforceable, has not been canceled, and is not known by Seller or Shareholder to be the subject of any challenge. Neither Seller nor Shareholder is aware of any facts that would invalidate or render any Intellectual Property unenforceable. Except as disclosed on Schedule 7.09, (a) there are no licenses now outstanding or other rights granted to third parties under any Intellectual Property, and (b) neither Seller nor Shareholder is a party to any agreement or understanding with respect to any Intellectual Property. Except as described on Schedule 7.09, there are no unresolved claims made, and there has not been communicated to Seller or Shareholder the threat of any such claim, that any of the Intellectual Property or activities of Seller in connection with the Intellectual Property constitutes unfair competition or is in violation or infringement of any patent, trademark, trade name, service mark, trade dress, right of publicity, copyright or registration therefor, of any other Person. The Intellectual Property does not infringe the patent, trademark, copyright, trade secret or other proprietary right of any third party. All filings or recordations necessary or appropriate to protect the interests of Seller in any Intellectual Property have been duly made and are in full force and effect.

Section 7.10. Employee Benefit Plans.

(a) As used in this Section 7.10 and Section 14.01. the following terms have the meanings set forth below:

“Company’s Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans, that are owed, adopted, or followed by the Company. Company’s Benefit Obligations also include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, severance payment policies and fringe benefits within the meaning of Code Section 132.

“Company’s Plans” means each voluntary employees’ beneficiary association under Section 501(c)(9) of the Code whose members include employees of the Company and all employee benefit plans, as defined in Section 3(3) of ERISA, to which the Seller is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or to which the Company otherwise contributes or has contributed, or in which the Seller otherwise participates or has participated.

(b) Schedule 7.10(a) contains a true and complete list of all Company’s Plans and Company’s Benefit Obligations. All such Company’s Plans and Company’s Benefit Obligations are in full force and effect and are in compliance in all respects, both as to form and operation, with applicable provisions of ERISA, the Code, and any other applicable Laws, and with any applicable collective bargaining agreement. No event has occurred, and there exists no condition or set of circumstances which has resulted in or which could result in the imposition of any liability on Company under ERISA, the Code or other applicable Law with respect to such Seller’s Plans or Company’s Benefit Obligations;

(c) It is expressly understood that Purchaser assumes no liability or obligation for any of Company’s Plans or Company’s Benefit Obligations, and that the ongoing operations or termination of such Company’s Plans or Company’s Benefit Obligations, and any expenses incidental thereto, shall be the sole responsibility of Company;

(d) Company is not part of a controlled group of employers with any other person (as defined in Section 7701(a)(l) of the Code) which is considered a single employer under Sections 414(b), (c), (m), or (o) of the Code, or Section 3(5) or 4001(b)(l) of ERISA, or the regulations promulgated thereunder;

(e) Except as set forth in Schedule 7.10(e), Company does not sponsor, maintain, contribute to, or is required to contribute to, any “multi-employer plan” within the meaning of Section 3(37) or 4001 (a)(3) of ERISA, and has no liability of any nature, whether known or unknown, fixed or contingent, with respect to any such multi-employer plan; and

(f) Company does not sponsor, maintain, contribute to, or is required to contribute to, any medical, health, life or other welfare benefits for present or future terminated or retired employees or their spouses or dependents, other than as required by Part 6 of Subtitle B of Title I of ERISA, COBRA, or any comparable state Law, and has no liability of any nature, whether known or unknown, fixed or contingent, with respect to any such post-termination welfare benefits.

Section 7.11. Personnel; Labor Relations.

(a) Schedule 7.11(a) sets forth all collective bargaining agreements and relationships with personnel (other than the employment contracts specified on Schedule 7.11), to which Seller is a party, identifying the parties thereto, the expiration dates, and the status thereof.

(b) Except as set forth in Schedule 7.11(b), (i) there is no labor strike, lockout, dispute, slowdown or stoppage pending or, to the knowledge of Company or Shareholder, threatened against or involving Seller, nor has any such event or labor difficulty occurred within the past five (5) years; (ii) no union claims to represent Seller’s Personnel, except as those identified in Schedule 7.11(a); (iii) except as set forth in Schedule 7.11(a), Seller is not a party to nor bound by any collective bargaining or similar agreement with any labor organization, written work rules or practices or unwritten work rules or practices material to Seller agreed to with any labor organization or employee or Personnel association; (iv) except as set forth in Schedule 7.11(a), none of Seller’s Personnel are represented by any labor organization and there has been no attempt to organize any group or all of Seller’s Personnel within the past five (5) years, and Seller has not received notice of any current union organizing petition to the National Labor Relations Board or any other Governmental Entity (collectively referred to as “NLRB”), nor has Seller received notice of any NLRB procedure concerning representation of any of its Personnel; (v) Seller is in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health; (vi) there is no unfair labor practice charge or complaint against Seller pending or, to the knowledge of Seller or Shareholder, threatened before the NLRB (and Seller and Shareholders do not believe that there exists any reasonable basis therefor); (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure (and Seller does not believe that there exists any reasonable basis therefor; (viii) there is no charge with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful and/or discriminatory employment practices (and Seller does not believe that there exists any reasonable basis therefor); (ix) Seller has not received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to Seller, and no such investigation or other inquiry is in progress; (x) there is no claim, action, suit, proceeding, investigation or inquiry pending or, to the knowledge of Seller or any Shareholder, threatened, in any forum by or on behalf of any present or former Personnel of Seller, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (xi) there is no private agreement which restricts Seller from relocating, closing, or terminating any of its operations or facilities; (xii) Seller is not aware that any of its Personnel have any current or immediate plans to terminate employment with Seller; (xiii) Seller has no present intention to terminate the employment of any Personnel due to misconduct or unsatisfactory performance; and (xiv) Seller has not received notice of any assertion or allegation of any wrongful employment action or practice, including, without limitation, discrimination and harassment, by any present or former Personnel of Seller, any applicant for employment, or classes of the foregoing.

(c) Seller shall pay its Personnel as required under its policies and/or by applicable Law for accrued but unused and unpaid vacation, sick leave, other accrued benefits, and commissions as of the Closing Date.

(d) Seller has not, in the past five (5) years, with respect to the Business, effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business; nor has the Business been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of Seller’s Personnel has suffered an “employment loss” (as defined in the WARN Act) during the previous six months.

(e) Nothing contained in this Agreement shall confer upon any Personnel of Seller any right with regard to continued employment by Purchaser nor any third party beneficiary rights, nor shall anything herein interfere with the right of Purchaser after the Closing Date to: (i) terminate the employment of any of its Personnel at any time, with or without cause or notice; (ii) restrict Purchaser in the exercise of its independent business judgment in establishing or modifying any of the terms or conditions of the employment of its Personnel. Purchaser will not incur any liability on account of Seller’s Personnel in connection with the transactions contemplated by this Agreement, including without limitation, any liability on account of unemployment insurance contributions, termination payments, retirement, pension, profit-sharing, bonus, severance pay, disability, health, accrued vacation, accrued sick leave or other employee benefit plans, practices, agreements or understandings.

(f) Except as set forth in Schedule 7.11(f), Seller has not entered into any severance or similar arrangement in respect of any present or former Personnel that shall result in any obligation (absolute or contingent) of Seller or Purchaser to make any payment to any present or former Personnel following termination of employment, including the termination of employment effected, directly or indirectly, by the transactions contemplated by this Agreement. The consummation of the transaction contemplated by this Agreement will not trigger, directly or indirectly, any severance or similar arrangement of Seller payable by Purchaser after the Closing.

(g) Neither Seller nor any Affiliate has any obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by COBRA. Seller and each Affiliate is and has been in full compliance with the requirements of COBRA and neither Seller nor any Affiliate is subject to any excise tax under Code Section 4980B for the current or any prior taxable year. Seller and each Affiliate, and each of them, shall be solely responsible and liable for providing any and all benefits to employees or others (or their covered dependents) of Seller and each Affiliate required under COBRA arising from any qualifying event as defined under Code Section 4980(B)(f)(3) and ERISA Section 603 occurring on or before the Closing Date.

Section 7.12. Licenses and Permits. Seller has obtained all material Licenses and Permits necessary for the conduct of the Business and all material Licenses and Permits are in full force and effect. The Licenses and Permits are described in Schedule 7.12. Seller has made true and complete copies of all Licenses and Permits available to Purchaser. Except as set forth in Schedule 7.12, the consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Entity the right to terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business. Seller is in compliance with all terms, conditions and requirements of all Licenses and Permits and no proceeding is pending or, to the knowledge of Company or Shareholder, threatened relating to the revocation or limitation of any of the Licenses or Permits.

Section 7.13. Insurance; Bonds With Respect to the Acquired Assets. With respect to the Acquired Assets:

(a) Schedule 7.13 lists all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance (collectively, “Policies” and individually, a “Policy”) insuring the properties, assets or operations of Seller, setting forth the carrier, policy number, expiration dates, premiums, description of type of coverage and coverage amounts. Seller has made true and complete copies of all such policies available to Purchaser.

(b) There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of Seller or the Business. No bond is required to satisfy any contractual, statutory, or regulatory requirement applicable to Seller.

Section 7.14. Contracts and Commitments. With respect to the Acquired Assets and the Business and/or Personnel, Schedule 7.14 lists all of the following (collectively, the “Contracts”).

(a) employment, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans and agreements and commitments with the directors, Personnel, or Affiliates;

(b) contracts, agreements, and commitments relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any Person to which Seller is a party or is bound;

(c) contracts, agreements, and commitments containing covenants purporting to limit the freedom of Seller or any Personnel to compete in any business or in any geographic area;

(d) contracts, agreements, and commitments requiring payments or distributions to any shareholder, director, or Personnel of Seller, or any relative or Affiliate of any such Person; and

(e) contracts not made in the ordinary course of the Business; and identifies whether those plans, notes, mortgages, contracts, agreements, and commitments are Assigned Contracts. Seller has made true and complete copies of all the foregoing plans, notes, mortgages, contracts, agreements, and commitments available to Purchaser. All of the Contracts are in full force and effect. Except as set forth in Schedule 7.14, neither the Company or any Shareholder, nor, to the knowledge of Seller or any Shareholder, any other party thereto, has breached any provision of, or is in default under, the terms of, nor does any condition exist which, with notice or lapse of time, or both, would cause Seller or, to the knowledge of Company or Shareholder, any other party to be in default under, any Contract, insofar as such breach, default or condition would affect the Business, the Acquired Assets or Personnel.

Section 7.15. Suppliers. Schedule 7.15 sets forth a list of Seller’s ten (10) largest suppliers by dollar volume (with specification of the dollar volume) in the calendar years ended 2003 and 2004. No material supplier has terminated or changed in any material respect, or to the knowledge of Company or Shareholder, intends to terminate or change in any material respect, its relationship with Seller.

Section 7.16. Compliance With Law. Except as set forth on Schedule 7.16, Seller and the Business as conducted at the Locations are in compliance with all applicable Laws, including without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building, sanitation, employment, retirement, labor relations, and product advertising. Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to Seller, its Personnel, the business conducted at the Locations or any of the Acquired Assets, or is aware that any factual circumstances are likely to result in such default.

Section 7.17. Litigation. Except as set forth on Schedule 7.17, (a) there are no claims, actions, suits, proceedings, arbitral actions or investigations pending or, to the knowledge of Company or Shareholder, threatened against the Seller, its officials, employees, Business or the assets thereof which would have any effect whatsoever on the Acquired Assets, the business conducted at the Locations or the Personnel before or by any Governmental Entity; and (b) there are no unsatisfied judgments of any kind against the Seller or the Acquired Assets with respect thereto.

Section 7.18. Title to the Acquired Assets and Related Matters. Seller has good, marketable and insurable title to all of the Acquired Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances. Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets, and the deeds and other instruments of assignment and transfer to be executed and delivered by Seller to Purchaser at the Transfer Date will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, marketable and insurable title to the Acquired Assets. All consents necessary to consummate the transactions contemplated by this Agreement have been obtained, or will be obtained on or prior to and be in effect as of the Closing Date, and are or will be when obtained valid and binding upon the persons giving the same. Except as set forth in Schedule 7.18, the Acquired Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes used. There does not exist any condition which interferes with the economic value or use of any of the Acquired Assets. The Acquired Assets include all properties and assets (tangible and intangible, and all leases, licenses and other agreements, but excluding the Excluded Assets) necessary or desirable to permit Purchaser to carry on the Business subsequent to the Closing as presently conducted by Seller.

Section 7.19. Absence of Certain Business Practices. Except as set forth on Schedule 7.19, within the five (5) years immediately preceding the date of this Agreement, neither Seller nor any Shareholder, official or employee, nor any other Person acting on behalf of Seller has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business or the Acquired Assets), which might subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.

Section 7.20. No Other Agreements to Sell Assets. Neither Company nor Shareholder has any obligation, absolute or contingent, to any other Person to sell any of the Acquired Assets, or to effect any merger, consolidation, or other reorganization of Seller, or to enter into any agreement with respect thereto.

Section 7.21. Due Diligence. With respect to all representations and warranties which are qualified “to the knowledge of Seller or any Shareholder,” “known to Company or Shareholder,” or words of similar import, Company and Shareholder have made reasonable investigation of the subject matter of the representation or warranty (and in the case of Company conferred with its officials, employees and other appropriate personnel or other Company representatives), and examined appropriate documents.

Section 7.22. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or transactions contemplated by this Agreement as a result of any actions or commitments of Seller (or its Affiliates) or Shareholder, except MM Partners of Naperville, Illinois, whose fee or commission shall be the sole responsibility and obligation of the Seller.

Section 7.23. All Material Information. Neither Company nor Shareholder has withheld from Purchaser any material facts relating to the Acquired Assets, the Business or its prospects, the operations of Company, or the financial or other condition of Seller. No representation or warranty made herein by Company or Shareholder and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser by Company or Shareholder in connection with the transactions contemplated by this Agreement contains or will contain an untrue statement of a material fact or omits to state any material fact necessary in order to make any representation, warranty, or other statement of Seller or Shareholder not misleading.

Section 7.24. Survival. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance hereof until the applicable Survival Date.

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 8.01. Corporate Organization. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Iowa and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

Section 8.02. Authorization and Validity of Agreement. Purchaser has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Purchaser hereunder have been duly authorized by all necessary corporate action by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, or performance. This Agreement has been duly executed by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms.

Section 8.03. No Conflict or Violation. The execution, delivery and performance of this Agreement by Purchaser do not and shall not: (a) violate or conflict with any provision of its articles of incorporation, bylaws, or other governing document of Purchaser, (b) violate any provision of Law of any Governmental Entity, or (b) violate or result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties or assets is subject.

Section 8.04. Approvals and Consents. The execution, delivery and performance of this Agreement by Purchaser do not require Purchaser to obtain the consent or approval of, or to make any filing with, any Governmental Entity or other Person except as may be required to obtain the transfer of any Licenses or Permits.

Section 8.05. Broker’s and Finder’s Fees. No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated by this Agreement as a result of any actions or commitments of Purchaser (or its Affiliates).

Section 8.06 Due Diligence Report. Purchaser shall give to the Company or Shareholder written notice of the existence or occurrence of any condition of which Purchaser has actual knowledge based upon the due diligence conducted by Purchaser which would make any representation or warranty of Company or Shareholder herein contained untrue or which might reasonably be expected to prevent the timely consummation of the transactions contemplated hereby.

ARTICLE IX. PRE-CLOSING COVENANTS OF SELLER

Seller covenants and agrees to comply with the following provisions:

Section 9.01. Maintenance of Corporate Status. Company will be maintained at all times as a duly organized corporation validly existing under the Laws of the state in which it is presently incorporated.

Section 9.02. Operation of Business. Seller shall operate the Business in the usual, regular and ordinary manner only (other than as contemplated or permitted by the provisions of this Agreement) and Seller shall use its best efforts to (a) preserve its present business organization intact, (b) preserve its relationships with employees, dealers, suppliers, customers, lenders and others having business dealings with it, (c) timely file all Tax Returns and timely withhold and pay all Taxes, and (d) maintain in full force and effect all licenses and permits reasonably required for the operation of the Business as presently conducted. Except as contemplated or permitted by the provisions of this Agreement, Company shall not incur any material liabilities with respect to the Acquired Assets after the date hereof other than in the ordinary course of the Business.

Section 9.03. Actions Before the Closing Date. Seller shall not take any action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and Seller shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Seller to effect the transactions contemplated by this Agreement.

Section 9.04. Maintenance of Acquired Assets. Seller shall maintain all of the Acquired Assets in their present order and condition (including routine or necessary maintenance), subject to normal wear and tear and normal obsolescence and the requirements of the Business, and will maintain insurance upon all of its assets and operations of the kind and in the amounts existing as of the date of this Agreement, to the extent available on a reasonably comparable basis.

Section 9.05. Maintenance of Records and Compliance with Laws. Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner in accordance with past practices and will comply in all respects with all Laws, permits and licenses applicable to it and to the conduct of the Business.

Section 9.06. Access; Cooperation. Seller shall provide (and has heretofore provided) Purchaser and its accountants, attorneys and other authorized representatives, subject to the agreements and provisions regarding confidentiality and use of information contained in that certain Confidentiality Agreement dated July 28, 2004, by and between Seller and Purchaser (the “Confidentiality Agreement”), the right, upon reasonable notice and during normal business hours, to enter upon its offices and facilities in order to inspect its records and business operations and to consult with its officers and key employees regarding any of the Acquired Assets or the Business. Seller shall generally cooperate with Purchaser and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 9.07. Governmental Approvals. Promptly after the execution of this Agreement, Seller shall file all applications and reports which are required to be filed by it with any Governmental Entity in connection with the transactions contemplated by this Agreement. Seller shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 9.08. Notification of Certain Matters. Seller shall give prompt notice to Purchaser of:

(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and

(b) any failure of Seller to comply with or satisfy in any respect any material covenant, condition or agreement to be complied with or satisfied by Seller hereunder. Seller shall use its commercially reasonable efforts to remedy promptly any such failure.

ARTICLE X. PRE-CLOSING COVENANTS OF PURCHASER

Purchaser covenants and agrees to comply with the following provisions:

Section 10.01. Actions Before the Closing Date. Purchaser shall not take any action which shall cause it to be in breach of any representation, warranty, covenant or agreement contained in this Agreement or cause it to be unable to perform in any material respect its obligations hereunder, and Purchaser shall use commercially reasonable best efforts (subject to any conditions set forth in this Agreement) to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement, including action necessary to obtain all consents and approvals of third parties required to be obtained by Purchaser to effect the transactions contemplated by this Agreement.

Section 10.02. Cooperation. Purchaser shall generally cooperate with Seller and its employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein in accordance with the provisions of this Agreement.

Section 10.03. Governmental Approvals. Promptly after the execution of this Agreement, Purchaser shall file all applications and reports which are required to be filed by Purchaser with any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser shall also promptly provide all information that any Governmental Entity may require in connection with any such application or report.

Section 10.04. Notification of Certain Matters. Purchaser shall give prompt notice to Seller of:

(a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and

(b) any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by Purchaser hereunder. Purchaser shall use commercially reasonable efforts to remedy promptly any such failure.

ARTICLE XI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF

SELLER AND SHAREHOLDER

The obligation of Company and Shareholder to consummate the transactions provided for in this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

Section 11.01. Deliveries by Purchaser. Purchaser shall have made delivery to Seller of the documents and items specified in Section 4.03 herein.

Section 11.02. Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made by Purchaser on and as of that date, and Seller shall have received a certificate to that effect from Purchaser dated the Closing Date.

Section 11.03. Performance of the Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate to that effect from Purchaser dated the Closing Date.

Section 11.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity that declares this Agreement invalid or unenforceable in any material respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 11.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

ARTICLE XII. CONDITIONS PRECEDENT TO OBLIGATIONS

OF PURCHASER

The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Purchaser in its sole discretion:

Section 12.01. Deliveries by Seller. Seller shall have made delivery to Purchaser of the documents and items specified in Section 4.02 herein.

Section 12.02. Representations and Warranties of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made by Seller on and as of such date, and Purchaser shall have received a certificate to that effect from Seller dated the Closing Date.

Section 12.03. Performance of the Obligations of Seller. Unless performance is contemplated to be completed after the execution of this Agreement or Purchaser has otherwise waived in writing performance for a stated period of time, Seller shall have performed in all material respects all obligations required under this Agreement to be performed by Seller on or before the Closing Date, including without limitation, all obligations under Section 5.16 (and all Unsatisfactory Exceptions shall have been released, all Unsatisfactory States of Facts shall have been corrected and all of the requirements of Purchaser shall have been satisfied), and Purchaser shall have received a certificate to that effect from Seller dated the Closing Date.

Section 12.04. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Entity which declares this Agreement invalid or unenforceable in any respect or prevents or attempts to prevent the consummation of the transactions contemplated hereby or thereby shall be in effect.

Section 12.05. Required Approvals. All consents and approvals of any Governmental Entity or any Person necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

Section 12.06. Board Approval. The Purchaser shall have received the approval of its Board of Directors.

ARTICLE XIII. OTHER AGREEMENTS

Section 13.01. Taxes. Seller shall pay all Taxes and any Tax deficiency, interest or penalty asserted with respect thereto, and all recording and filing fees, that may be imposed by reason of the sale, transfer, assignment or delivery by Seller of the Acquired Assets. Seller shall be responsible for the preparation and filing of all required Tax Returns and (except for any Taxes expressly assumed by Purchaser pursuant to Section 3.06) shall be liable for the payment of any and all Taxes relating to all periods through the Closing Date (including all Taxes resulting from the sale and transfer by Seller of Acquired Assets hereunder).

Section 13.02. Cooperation on Tax Matters. Seller shall furnish or cause to be furnished to Purchaser, as promptly as practicable, whether before or after the Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by Purchaser of any Tax Return, claim for refund, or other required or optional filings relating to Tax matters, for the preparation by Purchaser for, and proof of facts during, any Tax audit, for the preparation by Purchaser for any Tax protest, for the prosecution or defense by Purchaser of any suit or other proceeding relating to Tax matters, or for the answer by Purchaser to any governmental or regulatory inquiry relating to Tax matters.

Section 13.03. Files and Records. Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period not to exceed seven (7) years from the Closing Date. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Purchaser shall provide access to Seller and its attorneys, accountants and other representatives, at Seller’s expense, to such Files and Records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding.

Section 13.04. License to Use Name and Logo. Purchaser shall License and otherwise authorize the Company to use the name Gas ‘N Shop and Company’s logo for two (2) years at a cost of One Dollar ($1.00) per year. The License shall be limited to the Stores now owned by the Company or the Shareholder and not included in the Acquired Assets (Retained Locations), including the one Store in Lincoln recently constructed at West “O” Street and Sun Valley Blvd. by the Shareholder and David Capp and sometimes referred to as Gas ‘N Shop Store No. 81; and the name and logo of Gas ‘N Shop shall not be used by Seller at any other site or location or in connection with any other business. The License shall be non-assignable and shall terminate upon the sale by Shareholder of his interest in the Company. Upon the sale or transfer of any Retained Location the Seller shall remove all signage, imaging, products or other indicia of operation under the name Gas ‘N Shop and shall restrict any Successor or acquiring party from any use of the name, logo, or imaging by appropriate recorded covenants.

Section 13.05. Change of Company Name. Within sixty (60) days following the Closing Date the Company shall file with the Nebraska Secretary of State an amendment to its Articles of Incorporation and/or such other or additional documents as may be necessary to effectively change its corporate name to a name other than Gas ‘ N Shop, Inc. or any variation thereof.

Section 13.06. Divestiture of Retained Locations. Except as expressly provided in the Non-Competition Agreement which is Exhibit 13.07 hereto, Shareholder shall within two (2) years following the Closing Date be fully divested of any and all interests in the Retained Locations (including the Store at West “O” Street and Sun Valley Blvd.) or shall thereupon cease any business operations thereon as convenience stores or gasoline filling stations. Purchaser shall be entitled to enforce this provision by an action at law for damages and/or an action for injunctive relief.

Section 13.07. Restrictive Covenant. In further consideration of the payments to be made by the Purchaser hereunder, the Shareholder covenants and agrees that for a period of twenty (20) years from and after the Closing Date he will not engage in a business the same as or similar to the business conducted by Purchaser at its Casey’s General Stores or participate therein in any capacity, as an owner, investor, director, officer, consultant, employee or financier, within an area encompassing any state in which Purchaser or its Affiliates own, operate or franchise a convenience store as of the date of execution of this Agreement, except as expressly provided in the Non-Competition Agreement which is Exhibit 13.07 hereto.

Section 13.08. Licenses and Permits. The Purchaser shall obtain new operating licenses, product licenses and permits, and tax permits, as necessary, for each Location and shall promptly notify all concerned state, federal, and local governmental agencies of the change in ownership. To the extent permitted by law, Purchaser shall be permitted to use any permits or licenses of the Seller held in connection with the Business and any Location, until new permits and/or licenses have been obtained; and Seller, upon request, agrees to grant any consents or approvals necessary to implementation of such use by the Purchaser, subject to Purchaser’s obligation to hold Seller harmless from all expenses, liability or other consequences of such use. Purchaser agrees to reimburse Seller for the unused portion of any pre-paid fees for licenses or permits assigned to the Purchaser. Upon receipt of all necessary permits and licenses by the Purchaser, Seller shall cancel its existing licenses and permits (except those assigned to the Purchaser) and shall file final reports and/or tax returns with each concerned agency or official and shall pay any taxes, penalties or other charges due thereunder not attributable to Purchaser’s use thereof.

Section 13.09. Gift Card Program. The parties acknowledge that the Company has issued to its customers a number of Gift Cards either purchased by customers or issued as reward cards to loyal customers, which Cards may only be redeemed at Gas ‘N Shop stores, according to the terms thereof. The Company shall continue to honor such Gift Cards at the Retained Locations according to the terms of issuance of the said Cards, to the extent required by law. The Purchaser shall have no obligation to honor any Gas

‘N Shop Gift Card. Seller will also implement and give notice to its customers of a refund program whereby holders of Gas ‘N Shop Gift Cards may obtain a refund from the Company for the unused value of any Gift Card upon returning it to the Company.

ARTICLE XIV. INDEMNIFICATION

Section 14.01. Indemnification by Company and Shareholder. Company and Shareholder shall jointly and severally indemnify and hold harmless Purchaser and its successors and their respective shareholders, employees, officers, directors, representatives and agents from and against any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees (and costs and reasonable attorneys’ fees as is provided by Law in respect of any suit to enforce this provision) (each a “Claim”) arising from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Company or Shareholder in this Agreement; (b) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Seller or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring prior to the Closing, including without limitation, any successor liability or responsible officer liability asserted against Purchaser for Taxes or otherwise relating to events occurring prior to the Closing; (c) any investigation, civil, criminal or administrative action, notice or demand letter, notice of violation, or other proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials, or the use of underground storage tanks by Seller to the extent such contamination, storage, treatment, release, transportation, disposal or use occurred relating to any time on or before the Closing Date; (d) any investigation, civil, criminal or administrative action with respect to the Company’s Benefit Obligations or Company’s Plans; (e) any COBRA obligation of Seller arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before the Closing Date; and (f) any and all actions, suits, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing.

In addition, Company and Shareholder shall indemnify and hold Purchaser harmless from and against any loss, claim, expense, damage or liability (including reasonable attorneys’ fees and expenses as is provided by law) to which Purchaser and/or the Acquired Assets may become subject insofar as such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon a breach or alleged breach of, or failure to comply with any provision of, or to give any notice or make any filing pursuant to, any bulk sales Law or any similar Law of any state or other jurisdiction. Nothing in this Section 14.01 shall estop or prevent either Seller or Purchaser from asserting as a bar or defense to any action or proceeding brought under any state bulk sales Law that such Law is not applicable to the transactions contemplated by this Agreement.

Section 14.02. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Company and Shareholder and their respective successors, shareholders, officers, directors, representatives and agents from and against any and all Claims resulting from or relating to (a) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants or agreements of Purchaser in this Agreement; (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits and judgments arising out of any of the foregoing; and (c) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) of Purchaser or relating to the Acquired Assets or the operation of the Business arising out of transactions entered into or events occurring after the Closing.

Section 14.03. Procedure.

(a) After acquiring actual knowledge of any Claim for which one of the parties hereto (the “Indemnified Party”) may seek indemnification against another party (the “Indemnifying Party”) pursuant to this Article XIV, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide written notice shall not relieve the Indemnifying Party of its obligations under this Article XIV except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of written notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same. The Indemnifying Party shall not settle or compromise any claim against the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article XIV, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

Section 14.04. Limitation on Indemnification by Company and Shareholder. The obligations of Company and Shareholder pursuant to the provisions of Section 14.01 are subject to the following limitations:

The Purchaser shall not be entitled to indemnification under Section 14.01 until the total amount which the Purchaser would recover under Section 14.01, but for this Section 14.04, exceeds the Basket, in which event the Purchaser shall be entitled to recover for all Claims recoverable under Section 14.01, including the amount in the Basket. The foregoing limitation on the indemnification obligation by Company and Shareholder shall not apply to recovery under Section 14.01 for Claims made based on an alleged breach of the provisions of Exhibit 6.02 (Environmental Response and Indemnity Agreement) hereto or other environmental matters. In no event shall claims for ordinary repairs or maintenance occasioned by ordinary wear and tear be included in the Basket.

ARTICLE XV. TERMINATION

Section 15.01. Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing:

(a) by Seller if there has been a material misrepresentation or a material default or material breach by Purchaser with respect to Purchaser’s representations and warranties in Articles V, VI and VII of this Agreement or the due and timely performance of any of the covenants or agreements of Purchaser contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Purchaser of notice specifying particularly such default or breach or if the breach could not be cured within thirty (30) days, only if the Purchaser fails to begin to take remedial action within the thirty (30) day period or if such remedial action is commenced within thirty (30) days but does not continue in a businesslike manner until such default or breach is materially cured;

(b) by Purchaser, if there has been a material misrepresentation or a material default or material breach by Seller or Shareholder with respect to their representations and warranties in Article VII of this Agreement or the due and timely performance of any of the covenants and agreements of Seller contained in this Agreement, and in the case of a covenant or agreement default or breach, such default or breach shall not have been cured within thirty (30) days after receipt by Seller of notice specifying particularly such default or breach only if the default or breach could be cured within thirty (30) days, otherwise, only if the Seller fails to begin to take remedial action within the thirty (30) day period and such remedial action continues in a businesslike manner until such default or breach is materially cured;

(c) by Purchaser if the results of the due diligence review contemplated by Section 9.06 of this Agreement are not satisfactory to Purchaser in its sole and absolute discretion, provided that notice of termination is provided to Seller by Purchaser no later than January 4, 2006;

(d) by Seller or Purchaser at any time after January 31, 2006, if the Closing has not occurred and the party seeking to terminate this Agreement is not in breach or default of any provisions of this Agreement; or

(e) by mutual agreement of Seller and Purchaser. This Agreement may not be terminated after completion of the Closing.

Section 15.02. Effect of Termination. In the event this Agreement is terminated pursuant to Section 15.01 of this Agreement, all obligations of the parties shall terminate without any liability of a party to the other parties; provided, however, that the obligations of the parties set forth in Sections 16.01.16.02 and 16.03 of this Agreement shall indefinitely survive the termination of this Agreement.

ARTICLE XVI. MISCELLANEOUS

Section 16.01. Confidential Information. All parties agree that they will treat in confidence all documents, materials and other information regarding the other parties which it shall have obtained during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date hereof) or the preparation of this Agreement and other related documents. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed under the provisions of any state or United States statute or regulation issued by a duly authorized agency, board or commission thereof, or (f) is required to be disclosed by a rule or order of any court of competent jurisdiction.

Section 16.02. Public Announcements. No party shall make any press release or public announcement concerning the transaction provided for in this Agreement except as expressly agreed upon by the other parties; provided, however, Purchaser shall be permitted to make any public announcement without the consent of Seller in order to comply with the requirements of the Securities Exchange Commission or any other body regulating publicly traded corporations.

Section 16.03. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation, any legal fees, accounting fees and any broker or finder fees.

Section 16.04. Utilities Proration. With respect to each Location, Purchaser shall be solely responsible for all utility charges with respect to the Business on and after the Transfer Date. Seller shall use commercially reasonable efforts to have meters for electricity, telephone, gas and water read as of the close of business on the day before the

Transfer Date or the opening of business on the Transfer Date and for bills to be rendered to Seller based upon such readings. To the extent such meter readings are not used as the basis for calculating all such charges, the electricity, telephone, gas and water utility charges shall be pro-rated as of the opening of business on the Transfer Date between Seller and Purchaser (based upon the number of days in applicable pre-Closing and post-Closing periods.)

Section 16.05. Risk of Loss. Any loss or damage to the Acquired Assets from fire, theft or other casualty or cause, reasonable wear and tear excepted, prior to the Closing, shall be the responsibility of Seller.

Section 16.06. Reasonable Efforts: Cooperation. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of the other party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as the other party may reasonably require, in order to effectively carry out the intent of this Agreement.

Section 16.07. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to a nationally recognized overnight courier service or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and addressed as follows:

If to Company or Shareholder, to:

Gas ‘N Shop, Inc

Attention: Tom Vik

701 Marina Bay Place

Lincoln NE 68528

Tel. No. (402) 475-1101 ext.

Fax No.

Email address: tomvik@gasnshop.com

With a copy to:

William E. Pfeiffer

Raynor, Rensch & Pfeiffer

10110 Nicholas Street, Suite 102

Omaha, NE 68114

Tel. No. (402) 498-4400

Fax No. (402) 498-0339

Email address: jraynor@rrplawyers.com

If to Purchaser, to:

Casey’s Retail Company

Eli J. Wirtz, Sec./Treas.

P.O. Box 3001

One Convenience Boulevard

Ankeny, Iowa 50021-8045

Tel. No. 515-965-6501

Fax. No. 515-965-6160

Email Address: legal@caseys.com

with a copy to:

John D. Hintze

Ahlers & Cooney, P.C.

100 Court Ave., Ste. 600

Des Moines, IA 50309

Tel. No. 515-246-0309

Fax. No. 515-243-2149

Email Address: JHintze@ahlerslaw.com

Notwithstanding anything herein to the contrary, notice shall be supplemented by an email with the required content. Any party may change its address for the purpose of this Section 16.07 by giving the other parties written notice of its new address in the manner set forth above.

Section 16.08. Headings. The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 16.09. Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Except as otherwise specifically provided in this Agreement (such as by “sole,” “absolute discretion,” “complete discretion”, or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver or approval of a party, such consent, waiver and/or approval shall not be unreasonably withheld or delayed.

(c) (i) Nothing in the schedules and/or exhibits to this Agreement shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.

(ii) The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

(d) (i) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

(ii) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(iii) The word “including” means “including, without limitation.”

Section 16.10. Severability. If any provision of this Agreement is declared by any Governmental Entity to be null, void or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared and that all of the other provisions of this Agreement shall remain in full force and effect.

Section 16.11. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 16.12. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 16.13. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller and Purchaser and their respective successors and permitted assigns.

Section 16.14. Successors and Assigns. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect; provided, however, Purchaser may, without consent, assign all its rights and delegate its obligations hereunder to a subsidiary of Purchaser or to a corporation under direct or indirect common control with Purchaser. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 16.15. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the Laws of the State of Nebraska (without giving effect to the principles of conflicts of laws thereof). If for any reason whatsoever any dispute that is not subject to Nebraska law than neither party shall be entitled to or subjected to (and each party waives any entitlement to) punitive and exemplary damages regardless of the nature of a parties conduct. The parties agree to submit any disputes regarding the transaction contemplated by this Agreement exclusively to the courts located in Lincoln, Nebraska. The parties agree to waive any and all defenses to personal jurisdiction and/or venue.

Section 16.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

“SELLER”		“PURCHASER”
Gas ‘N Shop, Inc.		Casey’s Retail Company

By:	/s/ LARRY W. COFFEY	By:	/s/ TERRY W. HANDLEY
Print Name:	Larry W. Coffey	Printed Name:	Terry W. Handley
Its:	President	Its:	President

“SHAREHOLDER”

/s/ LARRY W. COFFEY
Larry W. Coffey

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

1-A	Assigned Contracts
2.01	Acquired Assets
2.02	Encumbrances
2.04	Assumed Liabilities
3.02	Allocation of Purchase Price
3.03	Inventory excluded from the transaction
5.01	Real Property
5.10	Automatic Teller Machines
5.12	Purchaser’s Option to Buy Stores Nos. 48 and 51
5.14(a)	Equipment and Machinery
5.14(c)	Equipment Subject to a Lease or Other Contract
6.01(a)	Hazardous Material
6.01(b)	Existing Incidences of Non-Compliance with Environmental rules, Investigations, Actions Pending
6.01(j)	Environmental Histories
7.04	Consents and Approvals
7.06	Absence of Certain Changes or Events
7.08	Undisclosed Liabilities
7.09	Intellectual Property
7.10	Employee Benefit Plans
7.10(a)	Company’s Plans and Benefit Obligations
7.10(e)	Multi-Employer Plans
7.11	Employment Contracts
7.11(a)	Collective Bargaining Agreements
7.11(b)	Labor Strikes, lockouts, disputes
7.11(f)	Severance Agreements
7.12	Licenses and Permits
7.13	Insurance Policies
7.14	Contracts and Commitments
7.15	Suppliers
7.16	Compliance with Law
7.17	Litigation
7.18	Acquired Assets not in compliance with contract
7.19	Certain Business Practices in violation of legal requirements

EXHIBITS

3.07	Form of Lease

4.01(b)	Form of Warranty Deed

4.02(a)	Form of Bill of sale

4.02(d)	Leases between Shareholder and Purchaser

4.02(e)	Assignment Agreement

4.02(k)	Form of Non-Competition Agreement

6.02	Environmental Response and Indemnification Agreement

13.07	Non-Competition Agreement